Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to a Basket of Four Exchange-Traded Funds due May 5, 2
Term Sheet to Preliminary Pricing Supplement No. WFC250 dated April 19, 2024

Summary of Terms
Issuer :	Royal Bank of Canada (the “Bank”)
Market Measure:
An unequally-weighted basket (the "Basket") comprised of SPDR® S&P 500® ETF Trust (50%), Invesco QQQ Trust Series 1 (30%), VanEck Semiconductor ETF (10%) and Energy Select Sector SPDR® Fund (10%) (each, a “basket component” and together, the “basket components”).

Pricing Date*:	April 30, 2024
Issue Date*:	May 3, 2024
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•    if the ending level is greater than the starting level:
$1,000 plus the lesser of: (i) $1,000 × basket return × upside participation rate; and (ii) the maximum return;
•     if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:
$1,000; or
•     if the ending level is less than the threshold level:
$1,000 + [$1,000 × (basket return + buffer amount)]

Stated Maturity Date*:	May 5, 2026
Starting Level:	100.00
Ending Level:
The product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of SPDR® S&P 500® ETF Trust; (B) 30% of the component return of Invesco QQQ Trust Series 1; (C) 10% of the component return of VanEck Semiconductor ETF; and (D) 10% of the component return of Energy Select Sector SPDR® Fund

Maximum Return:	At least 20.30% of the face amount per security (at least $203.00 per security), to be determined on the pricing date
Threshold Level:	85.00, which is equal to 85% of the starting level
Buffer Amount:	15%
Upside Participation Rate:	150%
Basket Return:	(ending level – starting level) / starting level
Component Return:	(final component price – initial component price) / initial component price
Initial Component Price:	The closing price of a basket component on the pricing date
Final Component Price:	The fund closing price (as defined in the pricing supplement) of a basket component on the calculation day
Calculation Day*:	April 30, 2026
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	78017FVA8
Material Tax Consequences:	See the preliminary pricing supplement.
Hypothetical Payout Profile***

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
150% of Basket Return, to maximum return
Maximum return: 20.30%
15% buffer amount
Basket Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Basket Return

***assumes a maximum return equal to the lowest maximum return that may be determined on the pricing date.

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

The issuer’s initial estimated valuef the securities as of the pricing date is expected to be between $910.87 and $960.87 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preary pricing supplement for further information.
Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124020749/ef20027295_424b2.htm
*subject to change
** In addition, selected dealers may receive a fee of up to 0.25% for marketing and other services
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See
“Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Funds Or The Securities Held By The Basket Components.
•	Changes In The Values Of The Basket Components May Offset Each Other.
•	The Securities Are Subject To Credit Risk.
•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	Our Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Are Set.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
Risks Relating To The Basket Components
•	An Investment In The Securities Is Subject to Risks Associated with Non-U.S. Securities.
•	The Securities Are Subject To Exchange Rate Risk.
•	An Investment In The Securities Is Subject To Risks Associated With Specific Economic Industries and Companies.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To A Variety Of Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
Risks Relating To Conflicts Of Interest
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.